Exhibit 4.19

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of April 1, 2020, among T-Mobile US, Inc., a Delaware corporation (“T-Mobile US”), T-Mobile USA, Inc., a Delaware corporation (“T-Mobile USA” and, together with T-Mobile US, the “New Guarantors”), Sprint Capital Corporation, a Delaware corporation (the “Company”), Sprint Corporation, a Delaware corporation (“Sprint”), Sprint Communications, Inc., a Kansas corporation (“Sprint Communications” and together with Sprint, the “Existing Guarantors”, and collectively with the New Guarantors, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company heretofore executed and delivered to the Trustee: (i) an indenture, dated as of October 1, 1998, among the Company, Sprint Communications and the Trustee, as successor to Bank One, N.A. (the “Base Indenture”); (ii) an Officers’ Certificate, dated as of November 16, 1998, providing for the issuance of $2,500,000,000 aggregate principal amount of 6.875% Notes due 2028 (the “2028 Notes”); (iii) a First Supplemental Indenture, dated as of January 15, 1999 (the “First Supplemental Indenture”), among the Company, Sprint Communications and the Trustee, as successor to Bank One, N.A.; (iv) a Second Supplemental Indenture, dated as of October 15, 2001 (the “Second Supplemental Indenture”), among the Company, Sprint Communications and the Trustee, as successor to Bank One, N.A.; (v) Pricing Committee Resolutions, dated as of March 14, 2002, providing for the issuance of $2,000,000,000 aggregate principal amount of 8.750% Notes due 2032 (together with the 2028 Notes, the “Notes”); (vi) a Third Supplemental Indenture, dated as of September 11, 2013 (the “Third Supplemental Indenture”), among the Company, Sprint Communications, Sprint, and the Trustee and (vii) a Fourth Supplemental Indenture, dated as of May 18, 2018 (together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the above-referenced officers’ certificate and pricing committee resolutions, which, as applicable, govern the terms of the Notes, the “Indenture”), among the Company, Sprint Communications and the Trustee;

WHEREAS, on April 29, 2018, Sprint, T-Mobile US, Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile US (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), Starburst I, Inc., a Delaware corporation (together with Galaxy, the “SoftBank US HoldCos”), and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha, entered into a Business Combination Agreement (as heretofore amended, supplemented and modified, the “Business Combination Agreement”), pursuant to which (i) the SoftBank US HoldCos merged with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile US (the “HoldCo Mergers”) and (ii) Merger Sub merged with and into Sprint, with Sprint as the surviving corporation and a wholly owned direct or indirect subsidiary of T-Mobile US (together with the HoldCo Mergers, the “Mergers”), in each case on the terms and subject to the conditions set forth in the Business Combination Agreement. Following the Mergers, T-Mobile US contributed Sprint to T-Mobile USA, Inc. (“T-Mobile USA”) or otherwise caused Sprint to become a direct or indirect wholly-owned subsidiary of T-Mobile USA (collectively with the Mergers, the “T-Mobile Transaction”);

WHEREAS, upon consummation of the T-Mobile Transaction, Sprint became an indirect wholly owned subsidiary of T-Mobile US;

WHEREAS, in connection with the consummation of the T-Mobile Transaction, the parties wish to provide that each New Guarantor will provide an irrevocable and unconditional guarantee in respect of each series of Notes;

WHEREAS, the guarantees of each New Guarantor constitute a direct benefit to such New Guarantor and will be in furtherance of the corporate purposes of such New Guarantor or necessary or convenient to the conduct, promotion or attainment of the business of such New Guarantor and, accordingly, in consideration therefor, each New Guarantor is willing to guarantee the Notes on the terms set forth herein; and

WHEREAS, pursuant to Section 901(10) of the Base Indenture, the Trustee is authorized to execute and deliver this Fifth Supplemental Indenture without the consent of the Holders of the Notes to make the changes described below that do not adversely affect the interests of the Holders in any material respect.

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Fifth Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Fifth Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby confirmed, the New Guarantors, the Company, Sprint, Sprint Communications, and the Trustee mutually covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2. Agreement to Guarantee. Each New Guarantor hereby agrees to and does hereby, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all payment obligations of the Company under the Notes for the payment of principal of, premium, if any, and interest on the Notes, and all other amounts payable by the Company to the Holders of the Notes under the Notes, the Indenture and this Fifth Supplemental Indenture (each a “Guarantee” and, together, the “Guarantees”). Each Guarantee is limited to the maximum amount that can be guaranteed by law or without resulting in the Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. Each Guarantee shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) upon the Company exercising its legal defeasance or covenant defeasance option pursuant to Article XIII of the Base Indenture or the satisfaction and discharge of the obligations of the Company with respect to the Notes pursuant to Article IV of the Base Indenture, each in compliance with the terms of the Indenture. For the avoidance of doubt (other than as expressly provided in the Indenture), nothing in this Fifth Supplemental Indenture shall prevent any New Guarantor from merging with and into the Company, or the Company from merging with and into any New Guarantor, and in such event the applicable Guarantee shall terminate and the surviving entity shall remain the primary obligor under the Notes, the Indenture and this Fifth Supplemental Indenture. Furthermore, for the avoidance of doubt (other than as expressly provided in the Indenture), nothing in this Fifth Supplemental Indenture shall prevent any Guarantor from merging with and into any other Guarantor, and in such event the guarantee of the surviving entity shall remain in full force and effect and the guarantee of the non-surviving entity shall terminate. Each New Guarantor shall be subrogated to all rights of the Holders of the Notes against the Company in respect of any amounts paid by such New Guarantor pursuant to the Guarantee; provided, however, that such New Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Notes shall have been paid in full or payment thereof shall have been provided for in accordance with the provisions of the Indenture. For the avoidance of doubt, in the event of a default in payment by the Company, legal proceedings may be instituted against any New Guarantor to enforce the Guarantee without first proceeding against the Company.

3. Effect of Fifth Supplemental Indenture ; Conflicts With Indenture. This Fifth Supplemental Indenture is executed by the New Guarantors, the Company, the Existing Guarantors and the Trustee upon the Company’s request, pursuant to the provisions of the Base Indenture, and the terms and conditions hereof shall be deemed to be part of the Base Indenture for all purposes. The Base Indenture, as amended and supplemented by this Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Fifth Supplemental Indenture are inconsistent with, or conflict with, the terms of the Base Indenture, the terms of this Fifth Supplemental Indenture shall govern.

4. No Personal Liability of Directors, Officers, Employees and Stockholders of the New Guarantors. No director, officer, employee, incorporator or stockholder of any New Guarantor, as such, shall have any liability for any obligations of the Company, the New Guarantors or the Existing Guarantors, any guarantee under any series of Notes, the Indenture, any Officers’ Certificates or this Fifth Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability.

5. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIFTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture . Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect Of Headings. The Headings of the Sections of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Fifth Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors, the Company and the Existing Guarantors.

9. Facsimile or Electronic Transmission. Exchange of signature pages to this Fifth Supplemental Indenture by facsimile or electronic transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, as of the date first above written.

SPRINT CAPITAL CORPORATION

By:	/s/ Jud Henry
Name: Jud Henry
Title: Vice President and Treasurer

SPRINT COMMUNICATIONS, INC.

By:	/s/ Jud Henry
Name: Jud Henry
Title: Vice President and Treasurer

SPRINT CORPORATION

By:	/s/ Jud Henry
Name: Jud Henry
Title: Senior Vice President, Finance and
Treasurer

[Fifth Supplemental Indenture]

T-MOBILE US, INC.

By:	/s/ J. Braxton Carter
	Name:	J. Braxton Carter
	Title:	Executive Vice President and
Chief Financial Officer

T-MOBILE USA, INC.

By:	/s/ J. Braxton Carter
	Name:	J. Braxton Carter
	Title:	Executive Vice President and
Chief Financial Officer

[Fifth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Manjari Purkayastha
Name: Manjari Purkayastha
Title: Vice President

[Fifth Supplemental Indenture]